Exhibit 99.1


                Sovereign Bancorp PRESS RELEASE

January 24, 2001             Dennis S. Marlo   (610) 320-8437
Immediate Release            Dmarlo@Sovereignbank.com
                             Mark R. McCollom  (610) 208-6426
                             Mmccollo@Sovereignbank.com
                             Robert E. Bond    (610) 988-0300
                             Rbond@Sovereignbank.com
                             Sovereign Website
                             Sovereignbank.com

   Corporate Headquarters:  2000 Market Street, Philadelphia, PA


                   SOVEREIGN ANNOUNCES 2000
                 CASH EARNINGS OF $309 MILLION
                       CASH EPS UP 10%
               OPERATING EARNINGS OF $240 MILLION


Cash EPS of $1.48; up 10% from prior year

Management's assessment of the allowance for loan losses results in a $28.5 million loan loss provision for the fourth quarter

Fourth quarter cash earnings increased 34% to $80.4 million up from $59.8 million in 1999; fourth quarter operating earnings of $55.6 million, or $.25 per diluted share

Year over year core revenue growth 48.0%; Revenue per share up
22% from prior year

Year over year operating net interest margin improvement of 31 basis points to 3.19%

Balance sheet repositioning continues, overall borrowing levels reduced $1.3 billion or 18% during fourth quarter; $6.1 billion or 50% for the year

New structure, revenue enhancement and expense reduction projects progress

Sovereign Bank New England deposit retention exceeds expectations

     PHILADELPHIA, PA...Sovereign Bancorp, Inc. ("Sovereign") (NASDAQ/NMS: SVRN), parent company of Sovereign Bank, today reported cash earnings for 2000 of $308.6 million, or $1.48 per diluted share, up from $231.5 million and $1.34 per diluted share reported in 1999. Cash earnings are operating earnings excluding amortization of intangible assets and ESOP related
expenses.   Cash return on tangible equity was 46.9% in 2000,
compared with 26.6% in 1999. For 2000, cash return on average equity and cash return on average assets were 18.3% and .99% respectively, up from 17.7% and .97% reported for the past year.

     Cash earnings for the fourth quarter ended December 31, 2000 of $80.4 million, or $.35 per diluted share, up from $59.8 million and $.33 per diluted share reported for the same period in 1999. Cash return on tangible equity was 70.1% for the quarter ended December 31, 2000 versus 25.6 % for the fourth quarter of 1999.

     On an operating basis, earnings for 2000 were $239.9 million, up from $202.3 million for the same period last year. For the year ended 2000, operating EPS was $1.15. Operating earnings for the quarter ended December 31, 2000 were $55.6 million or $.25 per diluted share; an increase of 7% as compared to $52.2 million for the quarter ended December 31, 1999. Operating earnings include certain one-time tax benefits and exclude special charges for one-time restructuring and merger-related costs. Restructuring and merger-related costs include organizational restructuring charges, securities losses related to balance sheet restructuring, systems and integration charges related to recent acquisitions, expenses related to a non-solicitation agreement with Fleet Boston Financial Corporation ("FleetBoston"), and the impact on net interest income and shares outstanding from early issuance of certain debt and equity instruments issued to finance Sovereign's New England retail banking and middle market lending acquisition ("Sovereign Bank New England", "New England", or "SBNE"). The net impact of the tax benefits and special charges for the year ended
December 31, 2000 were $243.8 million after-tax and for the quarter ended December 31, 2000 were $50.7 million after-tax.

     In reporting year-end 2000 operating results, Jay S. Sidhu, Sovereign's President and Chief Executive Officer, said, "We are very pleased with the company's many accomplishments in 2000 and the contributions made by Sovereign team members. We exceeded all expectations with the integration of our New England franchise and customer base into Sovereign. With the successful integration of New England, the realignment of our organizational structure, the restructuring of our balance sheet, and by closely watching over our asset quality, we are now positioned to grow our revenues and improve our productivity levels over the coming quarters." Sovereign's 2000 net income, which includes the special charges noted above, was a loss of $30.2 million, or $.13 per share. Fourth quarter 2000 Sovereign net loss, which includes the special charges noted above, was $3.3 million, or $.01 per diluted share.

Revenue Growth and Loan Origination

     For the year 2000, core revenue (operating net interest income plus non-interest income, excluding securities transactions) was $1.1 billion, an increase of 48.0% from 1999 core revenue of $743 million. For the fourth quarter 2000, core revenue was $334 million, an increase of 67.4% from fourth quarter 1999 core revenue of $199 million, and up from third quarter 2000 core revenue of $316 million.

     Sovereign's core revenue for 2000 was $5.26 per diluted share, up 22.2% from $4.31 per diluted share reported in 1999. For the fourth quarter 2000, core revenue was $1.47 per diluted share, a 34.4% increase from $1.09 per diluted share for the fourth quarter of 1999.

     Commercial loan originations for the year were $2.0 billion and were $594 million for the fourth quarter of 2000. At
December 31, 2000, commercial loans totaled $7.8 billion representing 36% of the loan portfolio, compared to $4.1 billion and 29% of the loan portfolio at December 31, 1999.

     Consumer loans originated during the year of 2000 totaled $2.1 billion and $573 million during the fourth quarter. Sovereign's consumer loan portfolio (including home equity loans and lines of credit, automobile loans, and other consumer loans) totaled $6.1 billion at December 31, 2000 compared to $4.5 billion at December 31, 1999. At December 31, 2000, consumer loans comprised 28% of Sovereign's loan portfolio compared to 31% at December 31, 1999.

     Residential mortgage loans during the year increased $2.2 billion. During the quarter, residential mortgage loans declined $580 million due primarily to a $549 million securitization. At December 31, 2000, residential mortgage loans totaled $8.0 billion, representing 36% of Sovereign's loan portfolio as compared to 40% at December 31, 1999.

     Non-interest income excluding securities transactions for the year ended December 31, 2000 was $229.7 million, an 82% increase from $126.0 million reported in 1999. Retail banking fees were $91.3 million for the year as compared to $49.2 million reported in 1999.

     Non-interest income excluding securities transactions for the quarter ended December 31, 2000 was $79.5 million, a 148% increase from $32.0 million reported in 1999. Retail banking fees were $31.6 million for the quarter as compared to $13.5 million reported in 1999 and $28.1 million reported in the third quarter 2000.

Deposit Growth

     The retail-banking group finished the year posting solid sales. As a result of targeted promotions, checking and money market deposit growth for the year excluding the SBNE acquisition and branch sales was a net increase of $684 million, or a growth rate of 16.4%. Overlaying deposit retention efforts in New England, total deposit balances increased $12.5 billion for the year. Core deposits, which include checking, savings, and money market accounts increased $8.8 billion for the year.

Sovereign Bank New England Banking Fundamentals

     As previously announced, Sovereign has effectively had no net deposit run-off for the FleetBoston branch and line of business acquisition. Net deposit retention for the New England acquisition at year-end was 99.8%.

     During the quarter, SBNE total deposits increased by $280 million for a 9.3% annualized increase. Core deposits increased
$213 million on a linked quarter basis, or a 10% annualized increase.

     In reporting fourth quarter operating results for SBNE, John P. Hamill, Sovereign Bank New England Chairman and Chief Executive Officer, said "At the outset of the FleetBoston branch and line of business acquisition, we recognized the importance of customer retention. Team member efforts in this area have been tremendous contributing to a 99.8% net deposit retention rate through year-end and well ahead of our expectations."

Core Business Improvements

     On an operating basis, net interest margin was 3.19% for 2000 and 3.50% for the quarter, compared to 2.88% for 1999 and 2.97% for the fourth quarter last year and 3.47% for the third quarter of 2000. "The improved net interest margin is the result of a full quarter impact of the conversion of SBNE.
While the economic and competitive environment is challenging, Sovereign continued to see a modest widening of its net interest margin as a result of the low-cost deposits acquired during the year, an improved interest rate risk position and other balance sheet restructuring initiatives," stated Dennis S. Marlo, Sovereign's Chief Financial Officer and Treasurer.

     The core bank margin (total loan yield less cost of deposits) was 4.50% for the year ended December 31, 2000, and 4.56% for the fourth quarter of 2000, compared with 4.08% for 1999 and 4.14% for the fourth quarter of 1999.

Balance Sheet Initiatives

     During the quarter, proceeds of $1.5 billion from deposit growth and the securitization and sale of loans contributed to a reduction of borrowings of $1.3 billion.

     During the quarter, Sovereign sold residential mortgages and student loans totaling $199 million and $215 million respectively. In addition, Sovereign securitized $549 million in residential mortgages and also securitized and sold $600 million and $369 million in automotive floor plan and home equity lines of credit, respectively. For the year, Sovereign has transformed its balance sheet by selling investment securities and loans with the proceeds used to reduce wholesale
borrowings.   "This deleveraging throughout the year achieves
our long-term goal of reducing our earnings reliance on interest sensitive, lower margin investments and wholesale borrowings," stated Marlo.

     "This balance sheet restructuring has also contributed to an improved liquidity position for the organization as reflected by a loan to deposit ratio of 89% at December 31, 2000, a decrease from 119% a year ago," Marlo included.

     For the year, capital levels were favorably impacted by the sale of real estate to a third party, sales of investment securities, sales of retail banking offices in non-strategic areas of Sovereign's market, asset securitizations and sales, and the issuance of preferred stock in Sovereign Real Estate Investment Trust, a subsidiary of Sovereign Bank. These transactions have resulted in an increase to Sovereign's Tier 1 leverage ratio from a pro forma .38% as forecasted including SBNE and previously disclosed in November 1999 to 3.09% currently. Sovereign Bank, Sovereign's banking subsidiary, remains well capitalized with Tier 1 leverage and total risk-based capital ratios of 6.92% and 10.35%, respectively at December 31, 2000.

Operating Expenses

     Including special charges, general and administrative expenses for 2000 were $731.5 million and $185.8 million for the fourth quarter 2000, compared to $392.9 million and $132.5 million for the same periods last year. Excluding special charges, general and administrative expenses were $582.2 million for 2000 and $185.8 million for the quarter ended December 31, 2000. "The organizational streamlining and restructuring effort announced in November is progressing as planned and benefits from this initiative are already being realized," stated Marlo.

Asset Quality

     Management's assessment of the allowance for loan losses incorporating the current economic environment has resulted in a $28.5 million loan loss provision in the fourth quarter. This compares with a $7.5 million provision in the fourth quarter last year and a $10 million provision in the third quarter of 2000.

     The non-performing assets ratio at December 31, 2000 increased to .56% from .39% at September 30, 2000 due to a $48.7 million increase in non-performing loans. The higher non-performing loans primarily resulted from increased delinquencies of commercial and residential loans. Contributing to the increase in part is the seasoning of the loans acquired in the FleetBoston line of business acquisition. Additionally, an isolated cash flow syndicated loan portfolio has negatively impacted commercial non-performing loans. The total amount of syndicated cash flow loans at Sovereign at December 31, 2000 was $249 million, down from $275 million at September 30, 2000.

     During the quarter, Sovereign increased its allowance for loan losses by $14 million (net of loan charge-offs of $31.7 million) through a quarterly provision of $28.5 million and the final SBNE purchase accounting adjustments of $17.2 million. The allowance for loans as a percentage of loans was 1.17% at year-end, up from .93% a year ago. The allowance for loan losses as a percentage of non-performing loans was 143% at year-end, compared with 168% a year ago.

     For the year 2000, net charge-offs to average net loans was .35% compared with .29% for 1999. For the quarter, net charge-
offs to average net loans was .56% compared with .31% for 2000's third quarter and .24% for 1999's fourth quarter. The increase in net charge-offs to average loans was primarily limited to the charge-offs of several large corporate loans totaling $15.7 million. "Although our non-performing assets and net charge-offs have been negatively impacted by an isolated structured finance portfolio, asset quality overall remains good and in-line with regional bank peers, " stated Marlo.

     Sidhu added, "We are committed to strong asset quality and have directed resources to address the isolated asset quality issue. Annualized net loan charge-offs excluding the large corporate loans were .29%, an improvement on a linked quarter basis."

Looking Ahead

     Sidhu stated, "2000 was a year of significant transition for Sovereign. We doubled our deposit franchise, widened our net interest margin, and completely transformed our balance sheet. Most importantly, we successfully integrated the largest mandated divestiture in U.S. banking history. We are hopeful that 2001 will reap the rewards of the strong platform we have created. Our goals for the coming year include meaningful improvement in our capital levels, and achieving above average EPS growth."

Profile

     Sovereign is a $33 billion financial institution with approximately 575 community-banking offices and over 1,000 ATMs in Pennsylvania, Delaware, New Jersey, Connecticut, New Hampshire, Rhode Island and Massachusetts and currently ranks third largest among financial institutions headquartered in Pennsylvania and third in New England market share. Sovereign's common stock closed at $7.72 on Wednesday, January 24, 2001, reflecting a price to earnings ratio of 6.72 to the last twelve months operating earnings and 5.26 to the last twelve months cash earnings.

     Investors will have the opportunity to listen to a broadcast detailing year-end earnings on the Internet via VCALL. The message can be accessed anytime from 8:30 a.m. ET Thursday, January 25, 2001 through 6:00 p.m. Friday, February 9, 2001. To access the broadcast, please connect to VCALL via the Internet at http://www.sovereignbank.com through the Investor Relations page. Questions will be answered via email, accessible from the Internet broadcast site.

Note:

     This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2001 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. Operating earnings, cash earnings, and certain other measures as defined, are not a substitute for other financial measures determined in accordance with generally accepted accounting principles. Because all companies do not calculate these measures in the same fashion, these measures as presented may not be comparable to other similarly titled measures of other companies.


                                               Sovereign Bancorp, Inc.
                                                FINANCIAL HIGHLIGHTS
                                                     (unaudited)

                                                 Quarters Ended                      Year to Date
                                         Dec. 31   Sept. 30   June 30   Mar. 31   Dec. 31   Dec. 31   Dec. 31
(dollars in millions,                     2000      2000       2000      2000      1999      2000      1999
 except per share data)
Operating Data
   Cash earnings (1)                      $80.4     $96.0      $71.9     $60.4     $59.8    $308.6    $231.5
   Operating earnings (1)                  55.6      74.1       57.3      52.8      52.2     239.9     202.3
   Net income                              (3.3)    (15.9)     (48.7)     37.7      29.2     (30.2)    179.3
   Net interest income                    254.3     254.4      186.8     159.2     165.6     854.8     614.7
   Provision for loan losses               28.5      10.0       10.0       8.0       7.5      56.5      30.0
   Non-interest income                     84.5      14.6      (11.7)     21.3      29.8     108.6     130.3
   Total fee based revenues                45.4      38.5       30.1      25.1      20.0     139.0      88.0
   G&A expense                            185.8     223.7      208.1     113.9     132.5     731.5     392.9
   G&A expense (excluding
    special charges)                      185.8     176.7      118.0     107.7     108.7     582.2     362.1
   Other operating expense                141.4      92.0       29.7      18.5      16.3     281.6      53.5

Performance Statistics
   Net interest margin -
    operating basis (2)                   3.50%     3.47%      2.97%     2.82%     2.97%     3.20%     2.88%
   Cash return on average
    assets (1)                            0.95%     1.09%      0.94%     0.96%     0.94%     0.99%     0.97%
   Operating return on
    average assets (1)                    0.65%     0.84%      0.75%     0.84%     0.82%     0.77%     0.85%
   Cash return on average
    equity (1)                           16.69%    20.89%     18.08%    17.20%    17.12%    18.29%    17.70%
   Operating return on
    average equity (1)                   11.55%    16.14%     14.42%    15.15%    14.96%    14.22%    15.51%
   Cash return on tangible
    equity (1)                           70.08%    75.90%     38.52%    25.89%    25.63%    46.94%    26.57%
   Average equity to
    average assets                        5.64%     5.29%      5.86%     6.73%     6.19%     5.82%     5.67%
   Net loan charge-offs to
    avg loans                             0.56%     0.31%      0.23%     0.21%     0.26%     0.35%     0.28%
   Efficiency ratio (3)                  55.93%    55.80%     49.05%    50.01%    51.96%    54.31%    48.64%

Per Share Data
   Cash earnings per
    share (1)                             $0.35     $0.43      $0.36     $0.33     $0.33     $1.48     $1.34
   Operating earnings per
    share (1)                              0.25      0.33       0.29      0.29      0.29      1.15      1.18
   Diluted earnings per
    share                                 (0.01)    (0.07)     (0.22)     0.17      0.14     (0.13)     1.01
   Dividend declared per
    share                                 0.025     0.025      0.025     0.025     0.025     0.100     0.098
   Book value (4)                          8.60      8.41       8.20      8.42      8.08      8.60      8.08
   Common stock price:
    High                                   9.47      9.88       8.00      7.91      9.36      9.88     17.50
    Low                                    6.78      7.03       6.44      6.69      7.19      6.44      7.19
    Close                                  8.13      9.25       7.03      7.56      7.45      8.13      7.45
   Common shares outstanding              226.5     226.1      225.8     225.6     225.5     226.5     225.5
   Dilutive shares outstanding            227.7     227.4      226.7     226.7     226.5     227.8     226.5


NOTES:  (1)  Operating earnings include certain one-time tax benefits and exclude the following special charges for 2000: merger-related and integration charges related to acquisitions, as well as the impact on net interest income and shares outstanding from the early issuance of certain debt and equity instruments issued to finance Sovereign's New England retail banking and middle market lending acquisition.  Cash earnings are operating earnings excluding amortization of intangible assets and ESOP- related expense.

        (2)  Net interest margin excludes negative carry from escrowed financing proceeds and reduced income from net proceeds of equity offerings.

        (3)  Efficiency Ratio equals general and administrative expenses excluding merger-related and other integration charges as a percentage of total revenue, defined as the sum of net interest income excluding the negative carry from escrowed financing proceeds plus non-interest income excluding securities transactions.

        (4)  Book value equals equity divided by common shares outstanding.



                                    Sovereign Bancorp, Inc.
                                     FINANCIAL HIGHLIGHTS
                                          (unaudited)

                                                        Quarters Ended
                                   Dec. 31     Sept. 30    June 30     Mar. 31     Dec. 31
(dollars in millions)                2000        2000        2000       2000        1999
Financial Condition Data:

General
   Total assets                    $ 33,457    $ 34,647    $ 35,860    $ 30,878    $ 26,607
   Loans                             21,912      23,047      21,381      17,303      14,289
   Goodwill and other intangibles     1,455       1,450       1,027         818         434
   Total deposits:                   24,499      24,470      20,025      16,128      12,013
    Core                             15,229      15,032      12,153       8,564       6,449
    Non-core                          9,270       9,438       7,872       7,564       5,564
   Borrowings                         6,240       7,574      13,438      12,368      12,370
   Trust preferred securities and
    minority interest                   458         456         318         317         316
   Stockholders' equity               1,949       1,902       1,851       1,900       1,822

Asset Quality
   Non-performing assets             $187.4      $136.1      $113.7       $98.4       $84.5
   Non-performing assets to
    total assets                      0.56%       0.39%       0.32%       0.32%       0.32%
   Allowance for loan losses	         $256.4      $242.4      $200.7      $175.4      $132.9
   Allowance for loan losses
    to total loans                    1.17%       1.05%       0.94%       1.01%       0.93%
   Allowance for loan losses
    to non-performing loans          143.1%      185.9%      187.6%      190.2%      168.0%
   Non-performing loans to
    total loans                       0.82%       0.57%       0.50%       0.53%       0.56%

Capitalization - Bancorp (1)
   Shareholders' equity to
    total assets                      5.82%       5.49%       5.16%       6.15%       6.78%
   Tangible equity to tangible
    assets                            1.66%       1.63%       2.67%       4.08%       6.28%
   Tier 1 leverage capital ratio      3.09%       3.00%       4.23%       5.90%       7.52%

Capitalization - Bank (1)
   Shareholders' equity to
    total assets                     10.47%       9.34%       9.24%       8.12%       9.12%
   Tangible equity to tangible
    assets                            6.92%       6.04%       6.96%       6.02%       8.20%
   Tier 1 leverage capital ratio      6.92%       6.04%       6.96%       6.02%       8.20%
   Tier 1 risk-based capital ratio    9.77%       8.97%      10.67%       9.59%      13.69%
   Total risk based capital ratio    10.35%      10.01%      11.55%      10.55%      14.55%


(1)  All capital ratios are calculated based upon end of period assets consistent with OTS guidelines.



                   Sovereign Bancorp, Inc. and Subsidiaries
                         CONSOLIDATED BALANCE SHEETS
                                  (unaudited)

                                           Dec. 31     Sept. 30     Dec. 31
(dollars in millions)                        2000        2000        1999
Assets
   Cash and amounts due from
    depository institutions               $  945.2     $  898.8    $  374.0
   Securities:
    Investments available-for-sale         5,315.6      5,447.6     8,030.2
    Investments held-to-maturity           1,978.3      1,541.1     2,362.1
      Total securities, net                7,293.9      6,988.7    10,392.3
   Loans, net:
    Residential mortgages                  7,978.9      8,559.3     5,744.5
    Commercial                             7,836.4      8,052.5     4,075.3
    Consumer                               6,101.9      6,434.8     4,468.6
      Total loans                         21,917.2     23,046.6    14,288.4
   Less allowance for loan losses           (256.4)      (242.4)     (133.0)
      Total loans, net                    21,660.8     22,804.2    14,155.4
   Premises and equipment, net               290.1        286.6       119.2
   Goodwill and other intangible assets    1,455.3      1,449.6       434.1
   Other assets                            1,817.4      2,219.5     1,132.1
     Total assets                        $33,462.7    $34,647.4   $26,607.1

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
   Core                                  $15,229.2    $15,032.3    $6,448.8
   Time                                    9,269.7      9,438.0     5,563.9
     Total deposits                       24,498.9     24,470.3    12,012.7
Borrowings:
   Short-term                              1,913.6      2,912.1     6,609.4
   Long-term                               4,326.7      4,661.9     5,760.7
     Total borrowings                      6,240.3      7,574.0    12,370.1
   Other liabilities                         311.4        245.5        86.5
     Total liabilities                    31,050.6     32,289.8    24,469.3
   Redeemable capital securities and
    minority interest                        458.2        455.5       316.3
Stockholders' equity:
   Common Stock                            1,259.4      1,258.1     1,254.0
   Warrants                                   91.5         91.5        91.5
   Unallocated ESOP shares                   (33.2)       (36.3)      (36.3)
   Treasury stock                             (3.8)        (3.7)       (3.6)
   Accumulated other comprehensive income    (38.6)       (90.7)     (210.9)
   Retained earnings                         673.6        683.2       726.8
     Total stockholders' equity            1,948.9      1,902.1     1,821.5
     Total liabilities and
      stockholders' equity               $33,457.7    $34,647.4   $26,607.1




                                    Sovereign Bancorp, Inc. and Subsidiaries
                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (unaudited)


                                                          Quarters Ended                      Year Ended
(dollars in millions, except            Dec. 31   Sept. 30   June 30   Mar. 31   Dec. 31   Dec. 31   Dec. 31
 per share data)                          2000      2000       2000      2000      1999      2000     1999

Interest and dividend income:
   Interest on interest-earning
    deposits                              $3.5      $8.5       $7.9      $2.3      $0.9     $22.2     $4.7
   Securities
     Available for sale                   95.9     118.0      135.9     137.7     148.1     487.4    543.6
     Held to maturity                     32.7      24.2       38.3      37.2      26.9     132.4     99.8
   Interest on loans                     473.4     484.0      375.5     294.6     270.1   1,627.7    959.2
     Total interest and dividend
      income                             605.5     634.7      557.6     471.8     446.0   2,269.7  1,607.3
Interest expense:
   Deposits                              235.1     217.8      163.9     114.4     111.5     735.1    440.8
   Borrowings                            116.1     162.5      206.9     198.2     168.8     679.8    551.8
     Total interest expense              351.2     380.3      370.8     312.6     280.3   1,414.9    992.6
     Net interest income                 254.3     254.4      186.8     159.2     165.7     854.8    614.7
   Provision for loan losses              28.5      10.0       10.0       8.0       7.5      56.5     30.0
     Net interest income after
      provision for loan losses          225.8     244.4      176.8     151.2     158.2     798.3    584.7
Non-interest income:
   Fee-based revenues:
    Retail banking fees                   31.6      28.1       17.9      13.8      13.5      91.3     49.2
    Mortgage banking revenue               8.1       4.4        7.4       5.3       3.6      25.2     29.9
    Loan fees and service charges          5.6       4.6        4.4       2.3       2.9      16.9      8.9
    Capital markets revenue                0.1       1.4        0.4       3.7       0.0       5.6      0.0
    Total fee-based revenues              45.4      38.5       30.1      25.1      20.0     139.0     88.0
   Gain(loss) on sale of loans
    and securities                         8.1     (45.1)     (58.2)    (22.9)     (2.2)   (118.0)     4.3
   Other                                  31.0      21.2       16.4      19.1      12.0      87.6     38.0
     Total non-interest income            84.5      14.6      (11.7)     21.3      29.8     108.6    130.3
Non-interest expense:
General and administrative
   Compensation and benefits              73.8      81.7       69.1      46.1      40.9     270.8    154.9
   Occupancy and equipment                56.9      49.8       31.0      20.8      17.8     158.6     67.6
   Outside services                       34.7      54.3       55.0      22.3      45.5     166.2     93.3
   Other administrative expenses          20.3      37.9       53.0      24.7      28.3     135.9     77.1
     Total general and
      administrative                     185.8     223.7      208.1     113.9     132.5     731.5    392.9
Other operating expenses
   Amortization of goodwill and
    other acquisition-related
    intangibles                           36.2      32.6       20.5       9.7      10.0      98.9     38.0
   Trust preferred securities
    expense                               14.6      11.4        9.3       8.9       6.3      44.3     15.4
   Real estate owned losses/
    (gains), net                          (0.1)      0.1       (0.1)     (0.2)      0.0      (0.2)     0.1
   Restructuring                          18.5        -          -         -         -       18.5       -
   Non-solicitation expense               72.2      47.9         -         -         -      120.1       -
     Total other operating
      expenses                           141.4      92.0       29.7      18.4      16.3     281.6     53.5
       Total non-interest expense        327.2     315.7      237.8     132.3     148.8   1,013.1    446.4
     Income before income taxes          (16.9)    (56.8)     (72.7)     40.2      39.1    (106.2)   268.6
   Income tax expense/ (benefit)         (13.6)    (40.9)     (24.0)     13.3       9.9     (65.2)    89.3
     Income/(loss) before
      extraordinary item                  (3.3)    (15.9)     (48.7)     26.9      29.2     (41.0)   179.3
     Gain on sale of FHLB advances
      (net of tax of $5.2)            -               -          -       10.8        -       10.8       -
     Net income/(loss)                   ($3.3)   ($15.9)    ($48.7)    $37.7     $29.2    ($30.2)  $179.3
     Net operating income                $55.6     $74.2      $57.3     $52.8     $52.2    $239.9   $202.3

        Diluted earnings/(loss)
         per common share               ($0.01)   ($0.07)    ($0.22)    $0.12     $0.14    ($0.13)   $1.01

        Average common shares:
         Basic                           226.1     226.0      225.8     225.6     203.9     225.9    176.0
         Diluted                         227.3     226.0      225.8     226.7     205.1     225.9    177.9

Merger-related charges reflected
 in G&A expense above                       -      $47.0     $100.1     $12.2     $30.8    $149.3    $30.8




                                                 Sovereign Bancorp, Inc. and Subsidiaries
                                             AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
                                                                (unaudited)

                                                                        Quarters Ended
                                         December 31, 2000            September 30, 2000               December 31, 1999
                                    Average             Yield/    Average              Yield/      Average              Yield/
(dollars in millions)               Balance   Interest   Rate     Balance    Interest   Rate       Balance    Interest   Rate

Earnings assets:
   Investment Securities           $7,242.7   $132.1    7.42%    $7,906.4    $150.7    7.74%     $10,147.7     $175.9   7.02%
Loans:
   Residential mortgages            8,182.2    162.3    7.93%     8,845.7     173.7    7.85%       5,731.2      102.2   7.13%
   Commercial                       7,746.1    173.7    8.92%     7,656.1     174.9    9.09%       3,760.0       79.2   8.36%
   Consumer                         6,523.7    137.5    8.39%     6,335.0     135.4    8.51%       4,380.7       88.7   8.05%
   Total loans                     22,452.0    473.5    8.40%    22,836.8     484.0    8.45%      13,871.9      270.1   7.75%
   Allowance for loan losses         (237.8)                       (212.2)                          (131.8)
   Total earning assets            29,456.9   $605.6    8.23%    30,531.1    $634.7    8.32%      23,887.8     $446.0   7.48%
   Other assets                     4,321.5                       4,657.6                          1,912.2
     Total assets                 $33,778.4                     $35,188.7                        $25,799.9

Funding liabilities
Deposits:
   Core                           $14,963.3    $94.9    2.52%   $14,282.3     $88.4    2.46%      $6,442.3      $38.9   2.40%
   Time                             9,362.3    140.2    5.95%     8,916.5     129.4    5.77%       5,659.6       72.6   5.08%
   Total deposits                  24,325.6    235.1    3.84%    23,198.8     217.8    3.74%      12,101.9      111.5   3.65%
Borrowings
   Federal Home Loan
    Bank advances                   4,705.4     69.2    5.75%     6,543.1      98.8    5.90%       9,099.5      124.5   5.36%
    Repurchase agreements             783.7     12.6    6.30%     1,520.1      25.1    6.46%       1,793.2       25.0   5.54%
    Other borrowings                1,359.9     34.3   10.07%     1,484.3      38.6   10.38%         827.0       19.3   9.31%
    Total borrowings                6,849.0    116.1    6.67%     9,547.5     162.5    6.69%      11,719.7      168.8   5.67%
    Total funding liabilities      31,174.6   $351.2    4.46%    32,746.3    $380.3    4.60%      23,821.6     $280.3   4.64%
   Other liabilities                  697.6                         582.5                            382.1
     Total liabilities             31,872.2                      33,328.8                         24,203.7
   Stockholders' equity             1,906.2                       1,859.9                          1,596.2
      Total liabilities and
       stockholders' equity       $33,778.4                     $35,188.7                        $25,799.8
   Net interest income                        $254.3                         $254.4                            $165.7
   Interest rate spread                                 3.06%                          2.95%                            2.64%
   Net interest margin                                  3.50%                          3.40%                            2.85%
   Net interest margin
    - operating basis                                   3.50%                          3.47%                            2.97%




                                   Sovereign Bancorp, Inc. and Subsidiaries
                               AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
                                                   (unaudited)


                                                December 31, 2000                     December 31, 1999
Year Ended                                Average               Yield/        Average                  Yield/
(dollars in millions)                     Balance    Interest    Rate         Balance    Interest       Rate
Earnings assets:
   Investment Securities                  $8,928.8     $642.0     7.30%       $9,535.8     $648.1        6.90%
   Loans:
    Residential mortgages                 7,342.9      567.1     7.72%        5,340.5      379.9        7.11%
    Commercial                            6,428.3      571.5     8.89%        3,055.2      251.9        8.25%
    Consumer                              5,826.5      489.1     8.39%        4,116.8      327.3        7.95%
    Total loans                          19,597.7    1,627.7     8.30%       12,512.5      959.2        7.69%
    Allowance for loan losses              (185.8)                             (133.3)
    Total earning assets                 28,340.7   $2,269.7     8.04%       21,915.0   $1,607.3        7.39%
Other assets                              3,600.7                             2,027.0
    Total assets                        $31,941.4                           $23,942.0

Funding liabilities
  Deposits:
    Core                                $11,269.6     $281.9     2.46%       $6,369.8     $144.1        2.26%
    Time                                  7,935.9      453.2     5.70%        5,836.8      296.7        5.08%
    Total deposits                       19,205.5      735.1     3.80%       12,206.6      440.8        3.61%
  Borrowings
    Federal Home Loan Bank advances       7,854.2      464.8     5.89%        8,096.8      422.8        5.22%
    Repurchase agreements                   980.0       63.3     6.36%        1,512.0       87.6        5.79%
    Other borrowings                      1,504.4      151.8    10.09%          493.2       41.5        8.40%
    Total borrowings                     10,338.6      679.9     6.54%       10,102.0      551.9        5.46%
    Total funding liabilities            29,544.1   $1,415.0     4.76%       22,308.6     $992.7        4.45%
  Other liabilities                         537.3                               274.9
    Total liabilities                    30,081.4                            22,583.5
  Stockholders' equity                    1,860.0                             1,358.6
    Total liabilities and
     stockholders' equity               $31,941.4                           $23,942.1
  Net interest income                                $854.8                              $614.6
  Interest rate spread                                           2.73%                                  2.62%
  Net interest margin                                            3.06%                                  2.86%
  Net interest margin - operating basis                          3.19%                                  2.88%




                              Sovereign Bancorp, Inc. and Subsidiaries
                                      SUPPLEMENTAL INFORMATION
                                             (unaudited)

NON-PERFORMING ASSETS

                                           Dec. 31       Sept. 30      June 30     Mar. 31      Dec. 31
(dollars in millions)                       2000          2000          2000         2000        1999
Non-accrual loans:
  Residential mortgages                    $70.2          $52.0        $38.2        $30.7        $32.4
  Commercial real estate                    12.4           12.6          9.2          9.4          4.1
  Commercial                                69.8           27.6         19.2         10.9         12.6
  Consumer                                  23.0           34.5         36.6         37.4         26.3
  Total non-accrual loans                 $175.4         $126.7       $103.2        $88.4        $75.4
  Restructured loans                         3.8            3.8          3.8          3.8          3.8
    Total non-performing loans             179.2          130.5        107.0         92.2         79.2
  Real estate owned, net                     4.4            3.2          5.5          4.5          3.5
  Other repossessed assets                   3.8            2.4          1.2          1.7          1.8
    Total non-performing assets           $187.4         $136.1       $113.7        $98.4        $84.5

Non-performing loans as a percentage
  of total loans                           0.82%          0.57%        0.50%        0.53%        0.56%
Non-performing assets as a percentage
  of total assets                          0.56%          0.39%        0.32%        0.32%        0.32%
Non-performing assets as a percentage
  of total loans and real estate owned     0.85%          0.59%        0.53%        0.57%        0.59%
Allowance for loan losses as a
  percentage of non-performing loans      143.1%         185.9%       187.6%       190.2%       168.0%
Allowance for loan losses as a percentage
  of total non-performing assets          136.8%         178.1%       176.5%       178.3%       157.4%

NET LOAN CHARGE-OFFS (RECOVERIES)
                                           Dec. 31       Sept. 30      June 30     Mar. 31      Dec. 31
Quarters ended (in millions)                2000           2000          2000        2000        1999
  Residential mortgages                     $6.3           $1.9         $0.9         $0.7         $3.2
  Commercial real estate                      -              -            -          (0.1)          -
  Commercial                                18.4            9.8          2.8          1.3          1.1
  Consumer                                   7.0            6.3          6.7          5.7          4.8
    Total                                  $31.7          $18.0        $10.5         $7.6         $9.1

DEPOSIT COMPOSITION
                                           Dec. 31       Sept. 30      June 30     Mar. 31      Dec. 31
Quarters ended (in millions)                2000           2000          2000        2000        1999
  Demand deposit accounts               $3,476.0       $3,351.5     $2,363.1     $1,553.2     $1,089.5
  NOW accounts                           4,247.2        4,119.4      2,929.7      2,184.2      1,871.3
  Savings accounts                       2,953.0        3,103.7      2,909.0      2,763.2      2,142.7
  Money market accounts                  4,553.0        4,457.7      3,951.3      2,063.3      1,345.3
  Retail certificates	                    8,371.9        8,389.2      7,295.0      6,768.9      4,708.1
  Jumbo certificates                       897.8        1,048.8        576.9        795.3        855.8
    Total                              $24,498.9      $24,470.3    $20,025.0    $16,128.1    $12,012.7

LOAN COMPOSITION
                                           Dec. 31       Sept. 30      June 30     Mar. 31      Dec. 31
Quarters ended (in millions)                2000           2000          2000        2000        1999
Total residential loans                 $7,978.9       $8,559.3     $8,395.8     $5,947.5     $5,744.5
  Commercial real estate loans           2,793.6        2,787.4      2,383.1      1,917.1      1,517.0
  Commercial and industrial loans        3,764.3        4,108.7      3,214.2      2,576.7      1,690.7
  Automotive floor plan loans            1,146.3        1,027.2      1,100.9      1,101.2        730.6
  Multi-family loans                       127.2          129.2        133.8        136.4        137.0
Total commercial loans                  $7,831.4       $8,052.5     $6,832.0     $5,731.4     $4,075.3
  Home equity loans                      3,255.9        3,415.1      3,157.2      2,950.7      1,957.9
  Auto loans                             2,218.1        2,267.1      2,276.0      2,015.9      1,936.9
  Other	                                    627.9          752.6        719.6        657.0        573.8
Total consumer loans                    $6,101.9       $6,434.8     $6,152.8     $5,623.6     $4,468.6
Total loans                            $21,912.2      $23,046.6    $21,380.6    $17,302.5    $14,288.4




                                           Sovereign Bancorp, Inc. and Subsidiaries
                                        RECONCILEMENT OF OPERATING TO REPORTED EARNINGS
                                                          (unaudited)

(dollars in millions, except per share data - all
 amounts are after tax)                        Quarters Ended                                          Year Ended
                                           Total dollars               Per share            Total dollars       Per share
                                 Dec. 31  Sept. 30  Dec. 31   Dec. 31  Sept. 30  Dec. 31   Dec. 31  Dec. 31  Dec. 31  Dec. 31
                                  2000      2000      1999      2000      2000    1999       2000     1999     2000    1999
Net income/(loss) as reported     ($3.3)   ($15.9)    $29.2   ($0.01)   ($0.07)   $0.14     ($30.2)  $179.3   ($0.13)  $1.01
Net negative carry on escrowed
 bond proceeds (1)                   -        1.6       3.1      -        0.01     0.02       18.6      3.1     0.08    0.02
Net merger related and
 integration costs recorded
 during the period                   -       29.0      20.6      -        0.13     0.10       97.1     20.6     0.43    0.12
Expense on convertible trust
 preferred securities ("PIERS") (1)  -        0.1       2.1      -         -       0.01        6.5      2.1     0.03     0.01
Loss on securities due to
 restructuring of the balance sheet  -       28.4        -       -        0.12      -         67.0       -      0.29      -
Restructuring                      12.0        -         -      0.05        -       -         12.0       -      0.05      -
Non-solicitation expense           46.9      31.1        -      0.21      0.13      -         78.0       -      0.35      -
Assumed interest exp.  reduction
 due to paydown of borrowings
 with net proceeds of common
 equity and PIERS (1)                -       (0.2)     (2.8)     -         -      (0.01)      (9.1)    (2.8)   (0.04)   (0.02)
Impact of additional shares
 outstanding for 1999 common
 stock offerings (2)                                             -        0.01     0.03                         0.09     0.04
Operating earnings (2)             55.6      74.1      52.2     0.25      0.33     0.29      239.9    202.3     1.15     1.18
Cash earnings (2)	                  80.4      96.0      59.8     0.35      0.43     0.33      308.6    231.5     1.48     1.34
Average shares before adjustment
 for offering                     227.3     226.0      205.1                                 227.0    178.2
Average shares after adjustment
 for offering (2)                 227.3     223.8      182.5                                 208.8    172.4


(1)  As a part of the agreement to purchase Sovereign Bank New England, Sovereign raised $1.8 billion of debt and equity capital in November and December, 1999 of which $1.3 billion of debt proceeds were in escrow with limited ability to reinvest the proceeds until the acquisition was completed on July 21, 2000.
     Consequently, the excess of negative carry and trust preferred expense over interest expense  reduction realized on the raised capital resulted in a net reduction in pre-tax income of $2.9 million ($1.5 million after tax) and $24.7 million ($16.0 million after tax) comprised of the following components for the three month period ended September 30, 2000, and the year ended December 31, 2000, a) a reduction of net interest income of $3.1 million ($1.6 million after tax) and $28.6 million ($18.6 million after tax), respectively; b) expense of $.5 million ($.1 million after tax) and $10.0 million ($6.5 million after tax) associated with PIERS issued in November, 1999; c) an assumed $.6 million ($.2 million after tax)
     and $13.9 million ($9.1 million after tax) of interest expense reduction from the assumed paydown of other borrowings with the proceeds of the Trust Preferred Securities and the common stock offerings.

(2)  Operating earnings per share and cash earnings per share are calculated using a weighted average number of shares which include, for the three month period ended September 30, 2000 and the year ended
     December 31, 2000, a pro rata portion of the shares issued in November, 1999 in proportion to deposits acquired on March 24, 2000, June 16, 2000, and July 21, 2000 over total estimated SBNE deposits acquired in each phase of the SBNE acquisition.


Note:

     This press release contains statements of Sovereign's strategies, plans, and objectives, as estimates of future operating results for 2000, 2001 and beyond for Sovereign Bancorp, Inc as well as estimates of financial condition, operating efficiencies and revenue creation.  These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties.  Actual results may differ materially from the results discussed in these forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.
     Operating earnings, cash earnings and core revenues, as defined, are not a substitute for other financial measures determined in accordance with generally accepted accounting principles.  Because all companies do not calculate such measures in the same fashion, these measures as presented may not be comparable to other similarly titled measures of other companies.